EXHIBIT 99.2
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For Immediate Release
Brady Corporation announces the election of Chan Galbato to its Board of Directors
MILWAUKEE (November 16, 2006)—Chan Galbato was elected to the Brady Corporation (NYSE:BRC - News) Board of Directors at the company’s Annual Shareholders’ Meeting today. Galbato, 43, is president of the controls division of Invensys plc.
Prior to his current position, Galbato served as president of services at Home Depot; president and chief executive officer of Armstrong Floor products; chief executive officer of Choice Parts; and chief executive officer of Coregis Insurance Company, a GE Capital company.
“We are very happy to welcome Chan Galbato to our board,” said Robert Buchanan, chair of Brady’s corporate governance committee. “He is a dynamic business leader with a broad-range of international experiences, and a perspective from a variety of industries.”
“Brady is a solid, growth-oriented company, and I’m looking forward to working with its outstanding management team and the other directors on the board,” said Galbato.
Galbato joins Richard Bemis, president and CEO of Bemis Manufacturing; Robert Buchanan, non-executive chairman of Fox Valley Corporation; Mary Bush, president of Bush International, Inc.; Frank Harris, distinguished professor and director of the Maurice Morton Institute of Polymer Science and Biomedical Engineering at the University of Akron; consultant Frank Jarc; Peter Lettenberger, retired partner of the law firm Quarles & Brady; Gary Nei, chairman of Nei-Turner Media; Roger Pierce, consultant; Elizabeth Pungello, Developmental Psychologist at the Frank Porter Graham Child Development Institute at the University of North Carolina at Chapel Hill; and Brady President and Chief Executive Officer Frank Jaehnert; who were all re-elected to the Brady Board of Directors today.
Brady Corporation is an international manufacturer and marketer of complete solutions that identify and protect premises, products and people. Its products help customers increase safety, security, productivity and performance and include high-performance labels and signs, safety devices, printing systems and software, and precision die-cut materials. Founded in 1914, the company has more than 500,000 customers in electronics, telecommunications, manufacturing, electrical, construction, education, medical and a variety of other industries. Brady is headquartered in Milwaukee and employs more than 8,000 people at operations in the Americas, Europe and Asia/Pacific. Brady’s fiscal 2006 sales were approximately $1.018 billion. Brady stock trades on the New York Stock Exchange under the symbol BRC. More information is available on the Internet at www.bradycorp.com.